Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com

IEC Adopts a Tax Benefit Preservation Plan

Newark, NY - July 31, 2014 - IEC Electronics Corp. (NYSE MKT: IEC) (the “Company”) announced today that its Board of Directors (the “Board”) has adopted a Tax Benefit Preservation Plan (the “Plan”) in an effort to preserve the value of its net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code (the “Code”). The Company’s use of its NOLs could be substantially limited if the Company experiences an “ownership change” (as defined in Section 382 of the Code). In light of recent accumulations of a significant percentage of the Company’s outstanding common stock, the Plan is intended to protect the Company’s NOLs from potentially unfavorable tax treatment.

In connection with the adoption of the Plan, on July 31, 2014, the Board declared a non-taxable dividend of preferred share purchase rights (“Rights”) for stockholders of record as of the close of business on August 15, 2014. The Rights become exercisable if any person or group acquires beneficial ownership of 4.99% or more of the Company’s common stock or, in the case of any person or group that currently owns 4.99% or more of the common stock, upon the acquisition of additional shares by such person or group after July 31, 2014. The threshold may be amended, and the rights may be redeemed or terminated by the Board at any time prior to being triggered.

The Plan will expire on December 31, 2017, subject to earlier expiration in specific circumstances.

Additional information regarding the Plan, the dividend and the new series of preferred stock is contained in a Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

Baker Botts L.L.P. and Harris Beach PLLC are serving as the legal advisors to the Company.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the

Exhibit 99.1

COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	Chief Financial Officer	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315) 332-4324	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com